UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2017
____________________

IMATION CORP.

(Exact name of registrant as specified in its charter)
____________________

Delaware	001-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 651-704-4000

Not Applicable

(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 31, 2017, Imation Corp. (the “Company” or “we”) held a special meeting of the stockholders (the “Special Meeting”). We set forth below a summary of the final voting results for the proposals that our stockholders considered and voted on at the Special Meeting.

1.                   Capacity Shares Issuance Proposal

Our stockholders approved the issuance of up to 15,000,000 shares of common stock to Clinton Group, Inc. (“Clinton”) pursuant to the Subscription Agreement, dated as of November 22, 2016, by and between the Company and Clinton, as amended by Amendment No. 1 to the Subscription Agreement, dated as of January 9, 2017. The approval of this proposal required the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting (excluding those shares held by Clinton, its employees and affiliates). We set forth below the results of the stockholder vote on this proposal, which results satisfy the foregoing voting standard. The results below include those shares held by Clinton, its employees and affiliates for the purpose of showing the total shares voted on this proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
24,306,093	1,141,816	24,644	6,447,752

2.                   Reverse Stock Split Proposal

Our stockholders approved an amendment to our Restated Certificate of Incorporation to effect, at the discretion of our Board of Directors (the “Board”) and at any time prior to January 31, 2018, (i) a reverse stock split of our common stock using a ratio, to be established by the Board in its sole discretion, within a range of 1:2 to 1:20 and (ii) a reduction of the number of authorized shares of our common stock in a corresponding proportion. The approval of this proposal required the affirmative vote of the holders of a majority of the outstanding shares of common stock. We set forth below the results of the stockholder vote on this proposal, which results satisfy the foregoing voting standard.

Votes For	Votes Against	Abstentions	Broker Non-Votes
30,227,505	1,669,509	53,291	-

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMATION CORP.

By:	/s/ Danny Zheng
Name: Danny Zheng
Title: Chief Financial Officer

Dated: February 1, 2017